Exhibit 10.1

PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS

1.	IDENTIFICATION OF PARTIES.

THIS PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS (this “Agreement”) is entered into as of July 7, 2010 (for reference purposes only) by and between THE GC NET LEASE (SYLMAR) INVESTORS, LLC, a Delaware limited liability company (“Purchaser”), and SYLMAR CJP PROJECT, LLC, a California limited liability company, and CJCJS, LLC, a California limited liability company (collectively, the “Seller”). The “Effective Date” of this Agreement shall be that date upon which both parties have executed this Agreement and delivered the same to Escrow Agent (as hereinafter defined).

2.	DESCRIPTION OF THE PROPERTY.

In consideration of the mutual undertakings of the parties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller hereby agrees to sell and convey to Purchaser and Purchaser hereby agrees to purchase from Seller the following:

(a) That certain real property located at 12669 Encinitas Blvd., in the City of Sylmar, County of Los Angeles, State of California, more particularly described on Exhibit A attached hereto (the “Land”), together with the single-tenant building located thereon containing approximately 35,785 square feet, and all other buildings, structures, fixtures and improvements located thereon, together with the parking spaces located on the Land and any and all plumbing, air conditioning, heating, ventilating, mechanical, electrical and other utility systems, parking lots and facilities, landscaping, roadways, sidewalks, security devices and other improvements located on the Land (collectively the “Improvements”);

(b) All right, title and interest of the lessor under that certain lease covering the Land and Improvements (said lease, together with any and all amendments, modifications or supplements thereto, is hereinafter referred to collectively as the “Lease” and all such documents are identified on the Schedule of Lease attached hereto as Exhibit B), which Lease is with ITT Educational Services, Inc., a Delaware corporation (“Tenant”);

(c) All rights, privileges, easements and appurtenances to the Land and the Improvements, if any, including, without limitation, all of Seller’s right, title and interest, if any, in and to all easements, rights-of-way and other appurtenances used or connected with the beneficial use or enjoyment of the Land and the Improvements (the Land, the Improvements and all such easements and appurtenances (including Seller’s interest in the Lease) are sometimes collectively hereinafter referred to as the “Real Property”);

(d) All tangible personal property owned by Seller and related to ownership or operation of the Real Property including, without limitation, the personal property identified in Schedule A of Exhibit E (the “Personal Property”); and

(e) All of Seller’s interest in and to any service contracts, guarantees, licenses, approvals, certificates, permits, warranties and guaranties relating to the Property, any names, marks, logos, designs or other intellectual property, transferable licenses and franchises used in or relating to the ownership, occupancy or operation of the Property or any part thereof, all assignable signage rights, utility and development rights and privileges, general intangibles, business records, site plans, surveys, environmental and other physical reports, plans and specifications pertaining to the Property, any assignable websites and domains, to the extent assignable (collectively, the “Intangible Property”). (The Real Property, the Personal Property, the Intangible Property are sometimes collectively hereinafter referred to as the “Property”).

3.	THE PURCHASE PRICE.

The purchase price for the Property is Seven Million Eight Hundred Thousand Dollars ($7,800,000.00) subject to a credit of Three Hundred Fifty Thousand Dollars ($350,000.00) attributable to the cost to repair the parking lot, HVAC systems and roof (the “Purchase Price”) and shall be paid to Seller by Purchaser as follows:

(a) Purchaser shall deposit into escrow with Chicago Title Insurance Company as escrow agent (“Escrow Agent”), whose address is 700 South Flower, Suite 3305, Los Angeles, CA 90017, Attention: Marley Harrill, an initial earnest money deposit in immediately available funds in the amount of One Hundred Thousand Dollars ($100,000.00) within two (2) business days after the Effective Date (the “First Deposit”).

(b) Within one (1) business day after the end of the Due Diligence Period (as defined in Section 5(a) below), provided that Purchaser has not terminated this Agreement in accordance with the terms herein, Purchaser shall deposit in escrow with Escrow Agent an additional earnest money deposit in immediately available funds in the amount of One Hundred Thousand Dollars ($100,000.00) (the “Second Deposit”). The First Deposit and Second Deposit (if and when delivered), together with all interest accrued thereon, are sometimes hereinafter collectively referred to as the “Deposit”. The Deposit paid by Purchaser pursuant to the terms hereof shall be held by Escrow Agent in an interest bearing account insured by the federal government in an institution as directed by Purchaser and reasonably acceptable to Seller. The First Deposit shall be fully refundable to Purchaser upon written notice of termination of this transaction on or before the expiration of the Due Diligence Period; provided that, the failure of Purchaser to timely deliver the Second Deposit, regardless of the whether Purchaser delivers a notice to Seller pursuant to Section 5(e) below, shall be deemed an election by Purchaser to terminate this Agreement pursuant to Section 5(e) and the First Deposit and accrued interest thereon shall be immediately returned to Purchaser. If the purchase and sale of the Property is consummated as contemplated hereunder, the Deposit shall be paid to Seller and credited against the Purchase Price. If the purchase and sale of the Property is not consummated because of the failure of any of Purchaser’s Conditions Precedent (as defined in Section 8 below) or any other reason except for a default under this Agreement on the part of Purchaser, the Deposit shall be immediately refunded to Purchaser. If the purchase and sale of the Property is not consummated because of a default under this Agreement on the part of Purchaser, the Deposit shall be paid to and retained by Seller as liquidated damages pursuant to Section 17(b) below. In the event that Purchaser fails to deposit the First Deposit or the Second Deposit as and when due, this Agreement shall be null and void, the Deposit (to the extent deposited) shall be returned to Purchaser, and neither party shall have any further rights or obligations hereunder, except for those obligations expressly stated to survive the termination of this Agreement.

(c) The balance of the Purchase Price over and above the amounts paid by or credited to Purchaser pursuant to Sections 3(a) and 3(b) above shall be paid to Seller by wire transfer of immediately available funds at the Closing (as that term is defined in Section 13 below), net of all prorations as provided herein.

4.	TITLE.

(a) Within five (5) days after the Effective Date, Seller shall deliver (i) a preliminary title report (the “Title Report”) for the Land issued by Chicago Title Insurance Company (“Title Company”), together with copies of all documents relating to the title exceptions referred to in such Title Report, and (ii) any existing ALTA survey that Seller may have previously obtained. In addition, Seller shall deliver to Purchaser, within five (5) days after receipt by Seller, a copy of any updates (each a “Title Update”) to the Title Report issued by the Title Company.

(b) Not later than fifteen (15) days after Purchaser’s receipt of the Title Report, Purchaser shall notify Seller in writing of any title exceptions identified in the Title Report which Purchaser disapproves. Any exception not disapproved in writing by such date shall be deemed approved by Purchaser, and shall constitute a “Permitted Exception” hereunder. Purchaser and Seller agree that (i) all non-delinquent property taxes and assessments, (ii) all matters created by or on behalf of Purchaser, including, without limitation, any documents or instruments to be recorded as part of any financing for the acquisition of the Property by Purchaser, and (iii) all matters approved by Purchaser shall constitute “Permitted Exceptions”. In addition, not later than five (5) days after Purchaser’s receipt of any Title Update, Purchaser shall notify Seller in writing of any title exceptions identified in the Title Update and not previously expressly identified as an exception to title in the original Title Report or Title Update delivered to Purchaser, which Purchaser disapproves. Seller shall have five (5) business days after receipt of any notice from Purchaser disapproving title exceptions in connection with the Title Report or any Title Update to provide Purchaser with a written notice of which disapproved exceptions Seller agrees to cause to be removed or insured against (to Purchaser’s reasonable satisfaction) prior to Closing. If Seller fails to provide such written notice to Purchaser within such 5-business day period it will be presumed that Seller is unwilling to cause any of the disapproved title exceptions to be removed or insured against, and Purchaser then shall elect, by giving written notice to Seller and Escrow Agent within five (5) days after the earlier of (A) receipt of Seller’s title response or (B) the expiration of Seller’s 5-business day response period, to either: (x) terminate this Agreement, or (y) waive its disapproval of such exceptions, in which case such exceptions shall then be deemed to be Permitted Exceptions. Purchaser’s failure to give such notice shall be deemed an election to waive the disapproval of any such exception and to terminate this Agreement. If Purchaser elects to terminate this Agreement pursuant to this Section 4(b), the Deposit shall be immediately refunded to Purchaser, and neither party shall have any further rights or obligations under this Agreement, except for those obligations that are to survive the termination of this Agreement as expressly set forth elsewhere in this Agreement.

(c) Purchaser will order a new ALTA Survey (“Survey”) and Purchaser shall have until the expiration of the Due Diligence Period (as hereinafter defined) to review said Survey and to object, in writing to Seller, to any items of Survey which are not acceptable to Purchaser. Seller shall have five (5) days after receipt of any notice from Purchaser disapproving any matter disclosed by the Survey to provide Purchaser with a written notice of which disapproved exceptions Seller agrees to cause to be removed or insured against (to Purchaser’s reasonable satisfaction) prior to Closing. If Seller fails to provide such written notice to Purchaser within such 5-day period it will be presumed that Seller is unwilling to cause any of the disapproved Survey matters to be removed or insured against, and Purchaser then shall elect, by giving written notice to Seller and Escrow Agent within five (5) days after the earlier of (A) receipt of Seller’s Survey response or (B) the expiration of Seller’s 5-day response period, to either: (x) terminate this Agreement, or (y) waive its disapproval of such matters, in which case such Survey matters shall then be deemed to be Permitted Exceptions. Purchaser’s failure to give such notice shall be deemed an election to waive the disapproval of any such Survey matters and to terminate this Agreement. If Purchaser elects to terminate this Agreement pursuant to this Section 4(c), the Deposit shall be immediately refunded to Purchaser, and neither party shall have any further rights or obligations under this Agreement, except for those obligations that are to survive the termination of this Agreement as expressly set forth elsewhere in this Agreement.

(d) In the event that any applicable review or response period set forth in Section 4(b) or Section 4(c) above extends beyond the Outside Closing Date (defined below), the Outside Closing Date shall automatically be extended to the business day following the last day of the applicable review or response period.

5.	DUE DILIGENCE INSPECTIONS.

(a) As used in this Agreement, the term “Due Diligence Period” means the period from the Effective Date until 5:00 p.m. Pacific Daylight Time on the thirtieth (30th) day after the Effective Date; provided that, Purchaser shall have the right to extend the Due Diligence Period for an additional fourteen (14) days by delivery of written notice to Seller prior to expiration of the original 30-day Due Diligence Period if Purchaser does not receive a hard paper (not electronic) copy the Survey from the surveyor by the date twenty (20) days after the Effective Date (and upon exercise of Purchaser’s right of extension, the “Due Diligence Period” means the period ending at 5:00 pm Pacific Daylight Time on the date forty-four (44) days after the Effective Date. Within five (5) days after the Effective Date of this Agreement Seller shall deliver to Purchaser the documents, reports, plans and materials set forth on Exhibit C attached hereto and incorporated herein, provided that such documents, reports, plans and materials are in Seller’s possession or reasonable control (“Due Diligence Materials”). In addition, from and after the Effective Date and with reasonable advance notice to Seller, Purchaser, its agents, representatives and consultants may enter onto the Real Property during reasonable business hours (subject to the rights of the Tenant) to perform inspections and tests of the Property and the structural, mechanical and other systems within any Improvements including, without limitation, “Phase II” testing; provided, however, that in no event shall such inspections or tests unreasonably disrupt or disturb the on-going operation of the Property or the rights of the Tenant, nor shall any destructive or invasive testing be conducted without Seller’s prior written consent. Within seven days after the Effective Date, Purchaser shall provide Seller with a list of dates and times Purchaser is available to meet with Tenant and Seller shall use reasonable efforts to schedule an interview between Purchaser and senior employees of the Tenant with specific knowledge of the operations of Tenant at the Property at a time identified by Purchaser or another mutually convenient time for Tenant and Purchaser. Seller shall have the right to be present during such interview. After making such tests and inspections, Purchaser shall promptly repair any damage to the Property resulting form any tests and inspections made by Purchaser or its consultants or representatives (which obligation shall survive the Closing or any termination of this Agreement). Prior to Purchaser entering the Property to conduct the inspections and tests described above, Purchaser shall obtain and maintain, or shall cause each of its contractors and agents to maintain (and shall deliver to Seller evidence thereof), at no cost or expense to Seller, general liability insurance, from an insurer reasonably acceptable to Seller, in the amount of Two Million Dollars ($2,000,000.00) combined single limit for personal injury and property damage per occurrence. Such policies shall name Seller as an additional insured party and shall provide coverage against any claim for personal liability or property damage caused by Purchaser and its agents, employees, representatives, contractors and consultants in connection with such inspections and tests.

(b) Purchaser shall keep the Property free from all liens arising in connection with Purchaser’s investigations and inspections, and shall indemnify, defend, and hold harmless Seller from and against all claims, actions, losses, liabilities, damages, costs and expenses (including, but not limited to, reasonable attorneys’ fees and costs) incurred, suffered by, or claimed against the Seller by reason of any damage to the Property or injury to persons caused by Purchaser and its agents, employees, representatives, contractors and consultants in exercising the rights under this Section 5. If any mechanic’s liens encumber the Property as a result of Purchaser’s activities or investigation, Purchaser shall cause the mechanic’s liens to be removed ten (10) days after receiving written notice from Seller or, with Seller’s approval, cause a Release Bond to be posted in accordance with the provisions of California Civil Code Section 3143. The foregoing provisions shall survive the Closing or any termination of this Agreement.

(c) The Due Diligence Materials set forth on Exhibit C and any other documents or materials delivered from Seller are made by Seller to accommodate and facilitate Purchaser’s investigations relating to the Property, and except as expressly set forth in this Agreement, Seller makes no representations or warranties of any kind regarding the accuracy, completeness or thoroughness of the information contained in the materials delivered to Purchaser and Purchaser is relying on its own due diligence and inspections of the Property.

(d) From and after the Effective Date, and with reasonable advance notice to Seller, Purchaser and its agents and representatives shall have the right to examine during Seller’s regular business hours and at such place or places at the Real Property or elsewhere as the same may be located, any operating files maintained by or for the benefit of Seller in connection with the leasing, operation, current maintenance and/or management of the Property, including, without limitation, the Lease, the service contracts, insurance policies, bills, invoices, receipts and other general records relating to the income and expenses of the Property, correspondence, surveys, plans and specifications, warranties for services and materials provided to the Property, environmental audits and similar materials and any other documents relating to the Property in Seller’s possession or control (provided, however, that except as expressly set forth herein, Seller makes no representations or warranties of any kind regarding the accuracy, completeness or thoroughness of the information contained in such documents). In no event shall Purchaser be permitted access to confidential partnership, tax returns or project cost information or any other information which is of a proprietary nature.

(e) At any time during the Due Diligence Period, Purchaser may terminate this Agreement in its sole and absolute discretion (for any reason or no reason at all) by sending to Seller and Escrow Agent written notice of such termination. If Purchaser terminates this Agreement during the Due Diligence Period, the First Deposit shall be immediately refunded to Purchaser, and neither party shall have any further rights or obligations under this Agreement except for those obligations that survive the termination of this Agreement, as expressly set forth elsewhere in this Agreement. Purchaser’s failure to terminate this Agreement prior to the expiration of the Due Diligence Period in accordance with the provisions of this Section 5 shall be deemed approval of the Property and the matters covered by Purchaser’s investigations and inspections thereof; provided that, as provided in Section 3(b) above, if Purchaser fails to timely deliver the Second Deposit for any reason whatsoever, such failure shall conclusively be deemed Purchaser’s election to terminate this Agreement in accordance with this Section 5(e) regardless of whether or not Purchaser has made an express election in writing to terminate this Agreement.

(f) Prior to Closing, all information derived from Purchaser’s tests, test results, and other Due Diligence investigation completed by Purchaser shall, to the extent permissible under existing law, remain confidential and not be disclosed to any party other than as is necessary to consummate the transaction contemplated hereby or to exercise Purchaser’s rights hereunder, including without limitation, disclosure to Purchaser’s affiliates, counsel, lender, investors, accountants and consultants. Subject to any limitations in the applicable contracts engaging Purchaser’s consultants, upon termination of this Agreement for any reason other than Seller’s default, Seller shall be entitled to receive copies of all tests, test results, and other reports and information received by Purchaser from third-party consultants during its Due Diligence Period if Seller reimburses Purchaser for the cost incurred by Purchaser in connection with such tests and reports. Seller expressly acknowledges that any information provided by Purchaser pursuant to this Section 5(f) will be delivered without any representation or warranty whatsoever regarding the accuracy or completeness of such information and Purchaser shall incur no liability to Seller with respect to such information and/or reports including, without limitation, as a result of Seller’s use of the reports or distribution of such information to third parties. Any distribution of the reports by Seller shall be conditioned upon Seller’s advising such third party that they are not to rely on the any of the reports. Purchaser shall bear all of the costs and expenses with respect to its feasibility studies, including, but not limited to, all environmental matters and investigations, surveys and other studies. The provisions of this Section 5(f) regarding Seller’s right to purchase Purchaser’s third party diligence reports and the absence of any Purchaser liability for such information shall survive the termination of this Agreement.

6.	REPRESENTATIONS AND WARRANTIES OF SELLER.

Seller represents and warrants to Purchaser that the following matters are true and correct as of the Effective Date and will also be true and correct in all material respects as of the Closing:

(a) Seller is validly organized and in good standing and authorized to do business in the State of California.

(b) This Agreement is, and all the documents executed by Seller which are to be delivered to Purchaser at the Closing will be, duly authorized, executed, and delivered by Seller. The obligations contained in this Agreement are and will be legal, valid, and binding obligations of Seller enforceable against Seller in accordance with their respective terms (except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other similar principles affecting creditors rights). This Agreement does not, and will not, violate any provisions of any agreement to which Seller is a party or to which it is subject.

(c) Seller has (i) not received written notice of any litigation which has been filed against Seller that arises out of the ownership of the Property, and has no actual knowledge about any such existing or pending litigation, which might adversely affect the Property or use thereof, or Seller’s ability to perform its obligations under this Agreement and (ii) not received written notice of any condemnation, eminent domain, zoning changes or other similar proceedings affecting all or part of the Real Property and Seller has no actual knowledge of any current or threatened condemnation action or zoning changes regarding the Real Property. To Seller’s actual knowledge, there is no threatened litigation that arises out of the ownership of the Property and might adversely affect the Property or use thereof, or Seller’s ability to perform its obligations hereunder.

(d) Except with respect to Environmental Laws (as defined below), which are covered by Section 6(e) below, Seller has received no written notice from any city, county, state or other government authority of any violation of any statute, ordinance, regulation, or administrative or judicial order or holding, whether or not appearing in public records, with respect to the Property, which violation has not been corrected and Seller has no actual knowledge of any such violation.

(e) Seller has (i) not violated any federal, state and local laws, ordinances and regulations applicable to the Property with respect to hazardous or toxic substances (“Hazardous Materials”) or industrial hygiene (collectively, “Environmental Laws”), (ii) received no written notice that the Property is in violation of any Environmental Laws, which violation has not been corrected, and (iii) no actual knowledge of any such violation caused by any party other than Seller.

(f) Regarding the Lease,

(i) Except for the Lease, there are no leases, licenses or other occupancy agreements in effect in which grant any party rights to possession or use of the Real Property or any valid or enforceable portion thereof, nor does any party have any option or right of first refusal to purchase any portion of the Property.

(ii) Following the Closing, Purchaser (as owner of the Property) will have no obligation, to pay any broker’s or finder’s commission, fee or other compensation (which remains unpaid) with respect to the Lease or any past, present or future lease, lease renewal, lease expansion, sale, financing or similar transaction affecting the Property or any portion thereof, entered into by Seller.

(iii) The Lease is in full force and effect and has not been modified, amended or supplemented (orally or in writing), and there is no current default in the performance of the obligations of Seller or, to Seller’s actual knowledge Tenant, under the Lease and Tenant has not asserted a defense to or offset or claim against its rent or the performance of its other obligations under its Lease. There are no outstanding assignments by Seller of Seller’s interest in the Lease, except for the assignment to Lender, which will be released concurrently with the Closing.

(iv) No rent has been prepaid under the Lease more than thirty (30) days in advance. Seller is the owner of the landlord’s interest under the Lease and has not assigned any interest therein to any other person. Seller currently holds no security deposit previously deposited with the “landlord” under the Lease.

(v) Seller has completed all construction and tenant improvements which are the responsibility of the landlord under the Lease as of the Closing (other than maintenance, repair and casualty or condemnation restoration obligations thereunder) and has performed all other obligations of the landlord thereunder which are to be performed prior to the Closing, except that Landlord has not fully reimbursed Tenant for the refurbishment allowance set forth in Section 8 of the Second Amendment (although such work has been completed in accordance with the Lease). The refurbishment allowance shall be paid to Tenant by Seller pursuant to the terms of the Lease prior to the Closing hereunder. Except as specifically set forth in the Lease, there does not exist any right of offset or abatement or claims in favor of Tenant under the Lease or, to Seller’s actual knowledge, any defense against enforcement of any of the terms of (or Tenant obligations under) the Lease, and no such rights of offset or abatement, claims or defenses have been asserted to Seller (which remain outstanding), with the result that Tenant is obligated to pay, and is paying, the rent and other charges due under the Lease, and is fully obligated to perform, and, to Seller’s actual knowledge, is performing, all other obligations of Tenant under the Lease. Seller has not given Tenant any notice of default which remains uncured as of the date of this Agreement.

(g) There are no service contracts or maintenance agreements which will bind Purchaser or the Property after the Closing, other than the agreements (“Service Contracts”) disclosed on Schedule 5(h) attached hereto and delivered or made available to Purchaser pursuant to Section 5 hereof. No uncured notice of default has been delivered by Seller or received by Seller with respect to any Service Contracts the copies of Service Contracts delivered or made available to Purchaser by Seller are true and complete and, to Seller’s knowledge, in full force and effect.

(h) Seller (which for the purposes of this Section 6(h) includes its partners, members, principal stockholders, any other constituent entities or persons, overseers, trustees and senior executive officers) has not been designated as a “specifically designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website, http://www.treas.gov/ofac/t11 or at any replacement website or other replacement official publication of such list, and to Seller’s actual knowledge, none of the partners, members, principal stockholders and any other constituent entities or persons of the Seller have been designated as a “specifically designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website, http://www.treas.gov/ofac/t11 or at any replacement website or other replacement official publication of such list; and Seller is not in violation of compliance with the regulations of the Office of Foreign Asset Control of the Department of Treasury and any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or any other governmental action relating thereto.

(i) Seller has not filed nor, to Seller’s actual knowledge, been the subject of any filing of a petition under the Federal Bankruptcy Law or any federal or state insolvency laws or laws for compromise of indebtedness or for the reorganization of debtors.

(j) The Property does not constitute, in whole or in part, the assets of an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974.

As used in this Agreement, the phrase (a) “to Seller’s actual knowledge” or words of similar import means the actual (and not constructive or imputed) knowledge, without independent investigation or inquiry, of Jeffrey Phelan and (b) “to Purchaser’s actual knowledge” or words of similar import means the actual (and not constructive or imputed) knowledge, without independent investigation or inquiry, of Michael Escalante. The express representations and warranties of Seller made in this Agreement shall survive the Closing for a period of one (1) year after the Closing. Notwithstanding anything herein to the contrary, the individuals listed in this Section 6 shall have no personal liability with respect to any representations and warranties made herein and no party has any legal recourse against the individuals listed herein. Purchaser’s only recourse for any breach of a representation or warranty set forth in this Agreement asserted prior to Closing is limited by this Section 6 and to the remedies set forth in Section 16 and only against the Seller. The express representations and warranties made in this Agreement shall not merge into any instrument or conveyance delivered at the Closing; provided, however, that any action, suit or proceeding with respect to the truth, accuracy or completeness of such representations and warranties shall be commenced, if at all, on or before the date which is twelve (12) months after the date of the Closing and, if not commenced on or before such date, thereafter shall be void and of no force or effect.

Purchaser will not have any right to bring any action against Seller as a result of any untruth or inaccuracy of Seller’s representations and warranties unless and until the aggregate amount of all liability and losses arising out of any such untruth or inaccuracy exceeds $20,000.00, provided that, if the aggregate liability exceeds such amount Seller shall be liable for the entire amount of Purchaser’s claims except as provided in the following sentence. In addition, in no event will Seller’s liability for all breaches of Seller’s representations and warranties under this Section 6 exceed, in the aggregate, $300,000.00. At Closing, Seller shall (1) cause a portion of the sale proceeds due to Seller in the amount of $300,000.00 (“Holdback”) to be retained in escrow for six (6) months following Closing to secure payment and performance of Seller’s obligations which survive Closing, pursuant to a post-closing escrow agreement in the form attached hereto as Exhibit K (“Post-Closing Escrow Agreement”).

7.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER.

Purchaser represents and warrants to Seller that the following matters are true and correct as of the Effective Date and will also be true and correct in all material respects as of the Closing:

(a) Purchaser is a limited liability company duly formed in Delaware, validly existing and in good standing under the laws of the State of California.

(b) This Agreement is, and all the documents executed by Purchaser which are to be delivered to Seller at the Closing will be, duly authorized, executed, and delivered by Purchaser. The obligations contained in this Agreement are, and will be, legal, valid, and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms (except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other similar principles relating to or limiting the rights of creditors). This Agreement does not, and will not, violate any provisions of any agreement to which Purchaser is a party or to which it is subject.

(c) Purchaser (which for the purposes of this Section 7(c) includes its partners, members, principal stockholders, any other constituent entities or persons, overseers, trustees and senior executive officers) has not been designated as a “specifically designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website, http://www.treas.gov/ofac/t11 or at any replacement website or other replacement official publication of such list, and to Purchaser’s actual knowledge, none of the partners, members, principal stockholders and any other constituent entities or persons of the Purchaser have been designated as a “specifically designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website, http://www.treas.gov/ofac/t11 or at any replacement website or other replacement official publication of such list; (iii) Purchaser is not in violation of compliance with the regulations of the Office of Foreign Asset Control of the Department of Treasury and any statute, executive order (including the September 24, 2001 Executive Order Blocking

Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or any other governmental action relating thereto, and (iv) Purchaser has not and will not use funds from illegal activities for any portion of the Purchase Price, including the Deposit.

(d) Provided that Seller satisfies its obligations under Section 5 above, Purchaser acknowledges that it will have had the opportunity prior to Closing to investigate all physical and economic aspects of the Property and to make all inspections and investigations of the Property which Purchaser deems necessary or desirable to protect its interests in acquiring the Property. Except as otherwise expressly set forth in this Agreement, (i) neither Seller, nor anyone acting for or on behalf of Seller, has made any representation, warranty, promise or statement, express or implied, to Purchaser, or to anyone acting for or on behalf of Purchaser, concerning the Property or the condition, use or development thereof, (ii) in entering into this Agreement, Purchaser has not relied on any representation, warranty, promise or statement, express or implied, of Seller, or anyone acting for or on behalf of Seller, (iii) all matters concerning the Property have been or shall be independently verified by Purchaser prior to the Closing, and Purchaser shall purchase the Property, or elect not to do so, based on Purchaser’s own prior investigation and examination of the Property (or Purchaser’s election not to do so); (iv) AS A MATERIAL INDUCEMENT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT BY SELLER, EXCEPT AS EXPRESSLY SET FORTH HEREIN, PURCHASER IS PURCHASING THE PROPERTY IN AN “AS IS” AND “WHERE IS” PHYSICAL CONDITION AND IN AN “AS IS” STATE OF REPAIR, WITH ALL FAULTS, including, without limitation, latent defects and other matters not detected in Purchaser’s inspections, without recourse to Seller, and (v) except as provided herein, Purchaser waives, and Seller disclaims, all warranties of any type or kind whatsoever with respect to the Property, whether express or implied, including, by way of description but not limitation, those of transfer, quality, merchantability or fitness for a particular purpose and use, including, without limitation, Purchaser’s intended uses or purposes.

(e) Consistent with the foregoing and subject solely to the representations set forth in Section 6 and the limitations on such representations set forth in Section 6, effective as of the Closing Date, Purchaser, for itself and its agents, affiliates, successors and assigns, hereby releases and forever discharges Seller, its respective members, beneficial owners, agents, affiliates, employees, successors and assigns (collectively, the “Releasees”) from any and all rights, claims and demands at law or in equity, whether known or unknown at the time of this Agreement, which Purchaser has or may have in the future, arising out of the physical or environmental condition of the Property, including, without limitation, all claims under the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9601, et.seq.) or any similar federal, state or local statute, rule or ordinance relating to liability of property owners for environmental matters. Without limiting the foregoing, Purchaser, upon Closing, shall be deemed to have waived, relinquished and released Seller from and against any and all matters arising out of latent or patent defects or physical conditions, violations of applicable laws and any and all other acts, omissions, events, circumstances or matter affecting the Property. For the foregoing purposes, and in consideration of the Due Diligence Period, Purchaser hereby specifically acknowledges that this release will extend to claims unknown at the time of executing this release, which if known by Purchaser would have materially affected its decision to enter into this Agreement. Purchaser specifically acknowledges the provisions of Civil Code Section 1542 and waives its provisions. Purchaser hereby specifically acknowledges that Purchaser has carefully reviewed this subsection and discussed its import with legal counsel and that the provisions of this subsection are a material part of this Agreement.

Purchaser’s initials

8.	CONDITIONS PRECEDENT TO CLOSING.

(a) The following shall be conditions precedent to Purchaser’s obligation to consummate the purchase and sale transaction contemplated herein (the “Purchaser’s Conditions Precedent”):

(i) Purchaser shall not have terminated this Agreement in accordance with Section 4, Section 5, Section 15(a) or Section 15(b) of this Agreement within the time periods described in said Sections.

(ii) Title Company shall be irrevocably and unconditionally committed to issue, at the Closing, an ALTA Owner’s Policy of title insurance (the “Title Policy”), insuring Purchaser’s fee simple interest in the Real Property, dated the day of the Closing, with liability in the amount of the Purchase Price, subject only to the Permitted Exceptions, together with such endorsements as Purchaser may reasonably require.

(iii) Purchaser shall have received and approved, at least three (3) days prior to the Closing, an executed estoppel certificate in the form of Exhibit I hereto dated not later than thirty (30) days prior to the Closing from the Tenant under the Lease, with only those changes to the form which are reasonably requested by the Tenant and required by the Lease and reasonably acceptable to Lender (defined below). Purchaser acknowledges that Seller has received comments from Tenant to the form attached as Exhibit I hereto and has provided those comments to Purchaser for delivery to Lender.

(iv) KeyBank National Association (“Lender”) shall have approved and funded a loan in the amount of 65% of the Purchase Price to finance the acquisition of the Property. Without limiting the foregoing, (1) Purchaser shall have received a subordination and non-disturbance agreement (“SNDA”) in the form attached hereto as Exhibit J, executed by Tenant with only those changes reasonably requested by the Tenant and required by the Lease and reasonably satisfactory to Lender (Seller will reasonably cooperate with Purchaser in obtaining an SNDA) and (2) Lender shall have obtained an appraisal satisfactory to Lender indicating that the value of the Property equals or exceeds the Purchase Price. Purchaser acknowledges that Seller has received comments from Tenant to the form attached as Exhibit J hereto and has provided those comments to Purchaser for delivery to Lender.

(v) Each and every representation and warranty of Seller set forth in Section 6 above shall be true, complete and correct in all material respects as of the date of Closing.

(vi) Seller shall not be in default under any, and shall have otherwise performed in full all, of its material obligations to be performed by Seller under this Agreement at or prior to the Closing.

(vii) Neither Seller nor Tenant shall have filed (or have had filed against it) any proceeding in bankruptcy, receivership or any similar proceeding.

(viii) Seller shall have delivered to the Escrow Agent the items described in Section 10.

(ix) No event constituting a “Material Adverse Change” shall have occurred following the Effective Date hereof and prior to the Closing. For purposes of this Agreement, “Material Adverse Change” shall mean any material and adverse change in the Tenant (including without limitation its financial condition), Lease, or Tenant performance under the Lease, as reasonably determined by Purchaser.

(x) The refurbishment allowance set forth in Section 8 of the Second Amendment to the Lease shall have been paid to Tenant by Seller.

The conditions set forth in this Section 8(a) are solely for the benefit of Purchaser and may be waived only in writing by Purchaser. Purchaser shall, at all times prior to the termination of this Agreement, have the right to waive any of these conditions. In the event that any or all of the foregoing conditions is not satisfied on the Outside Closing Date, Purchaser may terminate this Agreement and the Deposit shall be fully refunded to Purchaser.

(b) The following shall be conditions precedent to Seller’s obligation to consummate the purchase and sale transaction contemplated herein (the “Seller’s Conditions Precedent”):

(i) Purchaser shall not have terminated this Agreement in accordance with Section 4, Section 5, Section 15(a) or Section 15(b) of this Agreement.

(ii) Each and every representation and warranty of Purchaser set forth in Section 7 above shall be true, complete and correct in all material respects as of the date of Closing.

(iii) Purchaser shall not be in default under any, and shall have otherwise performed in full all, of its material obligations to be performed by Purchaser under this Agreement at or prior to the Closing.

(iv) Purchaser shall have delivered to Escrow Agent, prior to the Closing, for disbursement as directed hereunder, all cash and other immediately available funds due from Purchaser in accordance with this Agreement.

(v) Purchaser shall have delivered to Escrow Agent the items described in Section 11.

The conditions set forth in this Section 8(b) are solely for the benefit of Seller and may be waived only in writing by Seller. Seller shall, at all times prior to the termination of this Agreement, have the right to waive any of these conditions. In the event that any of all of the foregoing conditions is not satisfied on the Outside Closing Date, Seller may terminate this Agreement and the Deposit shall be fully refunded to Purchaser (subject to Seller’s rights under Section 16(b) below.

9.	COVENANTS OF SELLER.

Seller covenants with Purchaser, as follows:

(a) Prior to the expiration of the Due Diligence Period, Seller shall not (i) enter into or materially modify any service contract, lease, license or occupancy agreement affecting the Property or any portion thereof that will be binding on the Property or the Purchaser after the Closing, or (ii) consent to any assignment of or sublease in respect of, or knowingly waive any material right under, the Lease, or (iii) cancel or terminate the Lease, or take any action to enforce the Lease, which would have the effect of canceling or terminating the same, or (iv) accept from Tenant payment of rent or other charges more than one month in advance or apply any security deposit (or draw upon any letter of credit) or declare a default under any promissory note or other instrument that constitutes a tenant security deposit from Tenant, without prior notice to Purchaser thereof. Prior to doing any of the foregoing acts, Seller shall deliver written notice of its intention to do so to Purchaser, accompanied by a true and correct copy of any agreement intended to be executed. Purchaser shall have a period of three (3) business days following delivery of such notice within which to deliver written objection thereof to Seller, stating therein whether Purchaser reasonably objects and the reasons therefor. Purchaser’s failure to deliver written notice of objection in a timely manner shall constitute Purchaser’s consent to Seller’s doing such act or entering into such agreement.

(b) After the expiration of the Due Diligence Period, Seller shall not do any of the acts described in Section 9(a) above without Purchaser’s express prior written consent, which consent may be granted or refused in Purchaser’s sole discretion.

(c) Subject to Section 9(a) and (b) above, from and after the Effective Date Seller shall manage, maintain and operate the Property in accordance with existing business practices and keep the Real Property and the Personal Property in its existing condition and repair, ordinary wear and tear excepted, and Seller shall make any repairs, improvements and/or replacements which is otherwise the responsibility of the Seller, under the Lease or otherwise, and required to comply with any governmental order or to avoid breach of any contractual obligation owed to Tenant by Seller or owed by Seller under any insurance policy covering the Real Property. Seller will not knowingly take any action which would materially and adversely impact the income stream, Lease, entitlements or physical condition of the Real Property, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.

(d) Except to the extent specifically set forth herein, including in Section 9(a), prior to the Closing, Seller shall not sell, mortgage, pledge, hypothecate or otherwise transfer or dispose of all or any part of the Property or any interest therein without Purchaser’s prior written consent which shall not be unreasonably withheld, conditioned or delayed.

(e) Not later than ten (10) days after the date of this Agreement, provided that Purchaser has provided its approval pursuant to the terms of this subsection (e), Seller shall request Tenant to provide the Estoppel Certificate to Purchaser and Seller. Thereafter, Seller shall use its commercially reasonable efforts to obtain the Estoppel Certificate at the earliest possible date prior to the Closing. Prior to submitting the Estoppel Certificate to Tenant, Seller shall furnish a copy of the Estoppel Certificate to Purchaser for Purchaser’s review and approval and Seller shall not deliver the Estoppel Certificate to Tenant prior to receiving Purchaser’s approval of the proposed certificate. Seller shall promptly deliver to Purchaser upon receipt the executed Estoppel Certificate which is returned to Seller.

(f) Until the Closing, Seller shall keep the Property insured against fire, vandalism, earthquake and other loss, damage and destruction in commercially reasonable amounts (in no event under coverage or liability limits less than under the insurance coverage in place as of the Effective Date), provided, however, Seller’s insurance policies shall not be assigned to Purchaser at the Closing, and Purchaser shall be obligated to obtain its own insurance coverage from and after the Closing.

10.	SELLER’S CLOSING DELIVERIES.

At least one (1) day prior to the Closing, Seller shall deliver or cause to be delivered to Escrow Agent the following:

(a) A Grant Deed executed by Seller, the form of Exhibit D attached hereto, conveying the Real Property to Purchaser free and clear of all claims, liens and encumbrances except the Permitted Exceptions and matters arising by or through Purchaser (the “Grant Deed”).

(b) A Bill of Sale executed by Seller, in the form of Exhibit E attached hereto, conveying to the Purchaser title to the Personal Property, if any (the “Bill of Sale”).

(c) An affidavit in the form of Exhibit F attached hereto, certifying that Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code and California Revenue and Taxation Code Section 18662 et. seq. (the “Certificate of Non-Foreign Status”), together with an executed California Form 593-C.

(d) An Assignment executed by Seller, in the form of Exhibit G attached hereto, assigning to Purchaser the particular Service Contracts, if any, that Purchaser chooses to assume and any warranties, guaranties and indemnities relating to the Property, to the extent that such items are assignable (the “Assignment”).

(e) An Assignment of Lease executed by Seller in the form attached as Exhibit H attached hereto (the “Assignment of Lease”), assigning to Purchaser all of Seller’s interest under the Lease.

(f) The Post-Closing Escrow Agreement.

(g) Any other documents, instruments or agreements reasonably necessary to effectuate the transaction contemplated by this Agreement including, without limitation, an owner’s affidavit and any other documents reasonably required by Title Company in connection with the issuance of the Title Policy, provided that Seller’s liability shall not be increased beyond that required hereunder (other than with respect to the owner’s affidavit in favor of Title Company and affirming the absence of any claims against title to the Real Property on Title Company’s standard form and as reasonably approved by Seller).

11.	PURCHASER’S CLOSING DELIVERIES.

Except as otherwise set forth below, at least one (1) day prior to the Closing Purchaser shall deliver to Escrow Agent:

(a) On the date of Closing, the balance of the Purchase Price, together with such other sums as Escrow Agent shall require to pay Purchaser’s share of the Closing costs, prorations, reimbursements and adjustments as set forth in Sections 12 and 14 herein, in immediately available funds.

(b) A counterpart of the Assignment executed by Purchaser.

(c) A counterpart of the Assignment of Lease executed by Purchaser.

(d) A counterpart of the Post-Closing Escrow Agreement.

(e) Any other documents, instruments or agreements reasonably necessary to effectuate the transaction contemplated by this Agreement.

12.	PRORATIONS AND ADJUSTMENTS.

(a) The following shall be prorated and adjusted between Seller and Purchaser as of the day of the Closing, except as otherwise specified and provided that any expenses incurred in connection with the Property which are paid directly by Tenant under the Lease shall not be subject to proration and adjustment under this Agreement:

(i) General real estate, personal property and ad valorem taxes and assessments, and any improvement or other bonds encumbering the Property, for the current tax year for the Property.

(ii) Utility charges, if any, and such other items that are customarily prorated in transactions of this nature shall be ratably prorated.

(iii) Rent and other charges under the Lease (other than Delinquent Rents (as hereinafter defined)) shall be prorated only to the extent collected as of Closing. Uncollected Rents and other charges under the Lease which are past due as of the Closing (“Delinquent Rents”) shall not be prorated, and rents and other amounts received by Purchaser after the Closing from Tenant owing such Delinquent Rents shall be applied (A) first, to Purchaser’s actual out-of-pocket costs of collection incurred with respect to thereto; (B) second, to rents due to Purchaser attributable to any period after the Closing which are due or past due; and (C) finally, to Delinquent Rents as of the Closing and Seller’s costs of collection incurred with respect to Tenant prior to the Closing (and Purchaser promptly shall remit such amounts to Seller). Purchaser agrees that it shall use commercially reasonable efforts to collect any such Delinquent Rents for a period of three (3) months following Closing (provided, however, that Purchaser shall have no obligation to expend any funds or institute legal proceedings, including an action for unlawful detainer, against Tenant if it owes any Delinquent Rents).

(b) For purposes of calculating prorations, Purchaser shall be deemed to be in title to the Property, and, therefore, entitled to the income therefrom and responsible for the expenses thereof for the entire day upon which the Closing occurs. All such prorations shall be made on the basis of the actual number of days of the month which shall have elapsed as of the day of the Closing and based upon the actual number of days in the month and a three-hundred-sixty-five (365) day year. The amount of such prorations shall initially be calculated by Seller and Purchaser at Closing but shall be subject to adjustment in cash after the Closing outside of escrow as and when complete and accurate information becomes available, if such information is not available at the Closing. Seller and Purchaser shall cooperate and use their best efforts to make such adjustments no later than sixty (60) days after the Closing (except with respect to property taxes, which shall be adjusted within sixty (60) days after the tax bills for the applicable period are received). Without limiting the generality of the foregoing, Seller and Purchaser agree that:

(i) With respect to any property tax appeals or reassessments filed by Seller for tax years prior to the year in which the Closing occurs, Seller shall be entitled to the full amount of any refund or rebate resulting therefrom, and with respect to any property tax appeals or reassessments filed by Seller for the tax year in which the Closing occurs, Seller and Purchaser shall share the amount of any rebate or refund resulting therefrom (after first paying to Seller all costs and expenses incurred by Seller in pursuing such appeal or reassessment) in proportion to their respective periods of ownership of the Property for such tax year (with Seller and Purchaser each obligated for any amount of such refund or rebate required to be paid to Tenant for its respective period of ownership of the Property for such tax year); and

(ii) In no event will there be any proration of insurance premiums under Seller’s existing policies of insurance relating to the Property, and none of Seller’s insurance policies (or any proceeds payable thereunder, except as expressly provided for in Section 15 below) will be assigned to Purchaser at the Closing, and Purchaser shall be solely obligated to obtain any and all insurance that it deems necessary or desirable.

Except as set forth in this Section 12, all items of income and expense which accrue for the period prior to the Closing will be for the account of Seller and all items of income and expense which accrue for the period on and after the Closing will be for the account of Purchaser. The provisions of this Section 12 shall survive the Closing.

13.	CLOSING.

The purchase and sale contemplated herein shall close (the “Closing”) on or before the date which is five (5) business days after the expiration of the Due Diligence Period (“Outside Closing Date”), subject to extension of the Outside Closing Date as expressly provided in this Agreement. As used herein, the term “Closing” means the date and time that Seller’s Grant Deed is recorded in the Official Records of the County in which the Land is located (the “Official Records”).

14.	CLOSING COSTS.

Seller shall pay any documentary transfer tax due in connection with the consummation of the transaction contemplated herein, the premium for the Title Policy equal to the amount of a CLTA coverage owner’s policy (including the cost of title curative endorsements which Seller elects in writing to obtain pursuant to Section 4 above), fifty percent (50%) of the cost of the Survey, and fifty percent (50%) of all other escrow and closing costs. Purchaser shall pay all costs and expenses incurred in connection with obtaining any financing for the purchase of the Property, including title, escrow, documentation and appraisal costs relating thereto, any additional title insurance premium payable in connection with Purchaser’s obtaining an ALTA policy or any lender’s policy of title insurance, the cost of any title endorsements which are not title curative endorsements which Seller elects to obtain pursuant to Section 4 above, fifty percent (50%) of the cost of the Survey, the fee for recording the Grant Deed, and fifty percent (50%) of all other escrow and closing costs. Each party shall bear the expense of its own counsel. Unless otherwise specified herein, if the sale of the Property contemplated hereunder does not occur because of a default by Purchaser, all escrow cancellation and title fees shall be paid by Purchaser; if the sale of the Property does not occur because of a default by Seller, all escrow cancellation and title fees shall be paid by Seller; if the sale of the Property contemplated hereunder does not occur because of the failure of a Seller’s Condition Precedent or a Purchaser’s Condition Precedent, in each case other than due to default, Seller and Purchaser shall each pay one-half of the escrow cancellation and title fees.

15.	RISK OF LOSS.

(a) If prior to the Closing, the Improvements, or any material portion (as defined in Section 15(d)) thereof, are damaged (as defined in Section 15(d)), Purchaser shall have the right, exercisable by giving written notice to Seller within ten (10) days after receiving written notice of such damage or destruction, either (i) to terminate this Agreement, in which case the Deposit and all interest accrued thereon shall be returned to Purchaser and all documents in escrow shall be returned to the party depositing the same, and neither party shall have any further rights or obligations under this Agreement, except for those obligations that are to survive the termination of this Agreement, as expressly set forth elsewhere in this Agreement, or (ii) to accept the Property in its then condition and to proceed with the Closing, in which case Purchaser shall receive a credit against the Purchase Price equal to the sum of the aggregate deductible under Seller’s insurance policies plus the cost of repair of any uninsured damage and receive an assignment of all of Seller’s right to any insurance proceeds payable by reason of such damage or destruction including any business interruption insurance. Seller shall use commercially reasonable efforts to have Purchaser added as an additional insured on any existing business interruption policies insuring Seller, whether such policies are held by Seller or Tenant. A failure by Purchaser to notify Seller in writing within such ten (10) day period shall be deemed an election to terminate under clause (i) above. If Purchaser elects to proceed under clause (ii) above, Seller shall not compromise, settle or adjust any claims to such proceeds without Purchaser’s prior written consent, which may be denied in Purchaser’s sole discretion.

(b) If prior to the Closing, all or any material portion (as defined in Section 15(d)) of the Property is subject to a taking by public authority, Purchaser shall have the right, exercisable by giving written notice to Seller within ten (10) days after receiving written notice of such taking, either (i) to terminate this Agreement, in which case any money (including, without limitation, the Deposit and all interest accrued thereon) shall be returned to Purchaser and all documents in escrow shall be returned to the party depositing the same, and neither party shall have any further rights or obligations under this Agreement, except for those obligations that are to survive the termination of this Agreement, as expressly set forth elsewhere in this Agreement, or (ii) to accept the Property in its then condition, without any abatement or reduction in the Purchase Price, and receive an assignment of all of Seller’s rights to any condemnation award payable by reason of such taking. A failure by Purchaser to notify Seller in writing within such five (5) day period shall be deemed an election to terminate under clause (i) above. If Purchaser elects to proceed under clause (ii) above, Seller shall not compromise, settle or adjust any claims to such award without Purchaser’s prior written consent. As used in this Section 15, “taking” means any transfer of the Property or any portion thereof to a governmental entity or other party with appropriate authority by exercise of the power of eminent domain or other similar authority.

(c) If prior to the Closing, any non-material portion of the Property is damaged or subject to a taking, Purchaser shall accept the Property in its then condition (without any abatement or reduction in the Purchase Price) and proceed with the Closing, in which case Purchaser shall be entitled to an assignment of all of Seller’s rights to any insurance proceeds or any award in connection with such taking, as the case may be and to receive a credit against the Purchase Price equal to the sum of the aggregate deductible under Seller’s insurance policies plus the cost of repair of any uninsured damage. If any such non-material damage or taking occurs, Seller shall not compromise, settle or adjust any claims to such insurance proceeds or such award, as the case may be, without Purchaser’s prior written consent, which consent may be denied in Purchaser’s sole discretion.

(d) For the purpose of this Section 15, damage to the Property, or a taking of a portion thereof, shall be deemed to involve a “material” portion thereof if (i) the reasonably estimated cost of restoration or repair of such damage or the amount of the condemnation award with respect to such taking exceeds five percent (5%) of the Purchase Price or materially and adversely affects use or operation of the Property including, without limitation, (A) any material impairment of access to the Property, (B) failure to company with zoning or other entitlements, or (C) the ability to occupy more than five percent (5%) of the leaseable space in the Improvements, or (D) a loss of material parking; or (ii) it provides Tenant with a right to terminate its Lease.

(e) Seller agrees to give Purchaser notice of any taking, damage or destruction of the Property promptly after Seller obtains knowledge thereof. The provisions of this Section 15 will survive the Closing.

16.	DEFAULT.

(a) Seller Default. If Seller defaults in its obligations under this Agreement on or before the Closing, or if any of Seller’s representations or covenants set forth in this Agreement are not true and correct in all material aspects as of the Closing, Purchaser’s sole remedy shall be either (i) to terminate this Agreement, whereupon the Escrow Agent shall (subject to Purchaser’s obligation to return all Due Diligence Materials as set forth in this Agreement) return the Deposit to Purchaser and both Seller and Purchaser shall be relieved of any further liability under this Agreement except that Seller shall be obligated to reimburse Purchaser for its reasonable and actual out of pocket costs incurred in connection with Purchaser’s attempt to purchase the Property including, all amounts paid or owing to Lender in connection with Purchaser’s financing of the acquisition of the Property, all diligence costs and the costs of Purchaser’s attorneys, advisors and consultants, provided that in no event shall Seller’s responsibility for reimbursement of such costs exceed Fifty Thousand Dollars ($50,000.00), or (ii) to pursue a remedy of specific performance of Seller’s obligation to convey the Property to Purchaser, provided that Purchaser initiates such proceeding within ninety (90) days of Seller’s alleged default. The provisions of this Section 16(a) shall not limit Purchaser’s rights under any indemnity set forth in this Agreement nor impair Purchaser’s right to collect any amount under Section 21(k) below or seek damages for Seller’s (i) breach of a representation or warranty discovered by Purchaser after the Closing or (ii) post-Closing breach of any covenant which survives Closing, provided that (i) and (ii) shall be limited by the terms of Section 6 of this Agreement.

(b) Purchaser’s Default. IF PURCHASER DEFAULTS IN ITS OBLIGATIONS HEREUNDER AND SUCH DEFAULT RESULTS IN A FAILURE OF THE CLOSING TO OCCUR, THE DEPOSIT, PLUS ANY INTEREST ACCRUED THEREON, SHALL BE PAID TO AND RETAINED BY SELLER AS LIQUIDATED DAMAGES. THE AMOUNT PAID TO AND RETAINED BY SELLER AS LIQUIDATED DAMAGES SHALL BE SELLER’S SOLE REMEDY IF PURCHASER FAILS TO CLOSE THE PURCHASE OF THE PROPERTY. THE PARTIES HERETO EXPRESSLY AGREE AND ACKNOWLEDGE THAT SELLER’S ACTUAL DAMAGES IN THE EVENT OF A DEFAULT BY PURCHASER WOULD BE EXTREMELY DIFFICULT OR IMPRACTICABLE TO ASCERTAIN AND THAT THE AMOUNT OF THE DEPOSIT REPRESENTS THE PARTIES’ REASONABLE ESTIMATE OF SUCH DAMAGES. THE PAYMENT OF SUCH AMOUNT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676 AND 1677. SELLER HEREBY WAIVES THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 3389. SELLER SHALL HAVE NO OTHER REMEDY WHETHER AT LAW OR EQUITY FOR ANY DEFAULT BY PURCHASER. NOTWITHSTANDING THE FOREGOING, IN NO EVENT SHALL SELLER’S ABILITY TO RECOVER FROM PURCHASER ANY LOSS, COST, DAMAGE OR EXPENSE PURSUANT TO ANY INDEMNIFICATION OR OTHER PROVISIONS OF THIS AGREEMENT THAT SURVIVE CLOSING HEREUNDER BE DEEMED LIMITED IN ANY RESPECT BY SELLER’S RECEIPT OF THE DEPOSIT, INCLUDING, BUT NOT LIMITED TO SECTION 5(a), SECTION 5(f), SECTION 7, AND SECTION 19(v).

SELLER’S INITIALS:               PURCHASER’S INITIALS:

17.	BROKER’S COMMISSION.

(a) Each of Seller and Purchaser represents and warrants to the other party that no brokerage commission, finder’s fee or other compensation is due or payable with respect to the transaction contemplated herein arising out of any action or representation by such party, other than any commission (“Commission”) payable to CB Richard Ellis (the “Broker”), which shall be paid by Seller pursuant to a separate written agreement between Seller and the Broker. Each of Seller and Purchaser shall indemnify, defend, and hold the other party harmless from and against any losses, damages, costs and expenses (including, but not limited to, attorneys’ fees and costs) incurred by the such party by reason of any breach or inaccuracy of the it’s representations and warranties contained in this Section 17(a).

(b) The provisions of this Section 17 shall survive the Closing.

18.	ESCROW.

(a) Instructions. Within two (2) business days after the Effective Date, Purchaser and Seller each shall deposit a copy of this Agreement executed by such party (or either of them shall deposit a copy executed by both Purchaser and Seller) with Escrow Agent. This Section 18, together with such further instructions, if any, as the parties shall provide to Escrow Agent by written agreement, shall constitute the escrow instructions. If any requirements relating to the duties or obligations of Escrow Agent hereunder are not reasonably acceptable to Escrow Agent, or if Escrow Agent requires additional instructions, the parties hereto agree to make such deletions, substitutions and additions hereto as counsel for Purchaser and Seller shall mutually approve, which additional instructions shall not substantially alter the terms of this Agreement unless otherwise expressly agreed to by Seller and Purchaser.

(b) Deposits into Escrow. Seller shall make its deposits into escrow in accordance with Section 10. Purchaser shall make its deposits into escrow in accordance with Section 3 and Section 11. Escrow Agent is authorized to close the escrow only if and when: (i) Escrow Agent has received all items to be delivered by Seller and Purchaser pursuant to Sections 10 and 11; and (ii) Title Company can and will issue the Title Policy concurrently with the Closing.

(c) Close of Escrow. Provided that Escrow Agent all conditions to the Closing have been satisfied or waived by the applicable party, and if and when Purchaser and Seller have deposited into escrow the matters required by this Agreement and Title Company can and will issue the Title Policy concurrently with the Closing, Escrow Agent shall:

(i) Deliver to Purchaser: (1) the Grant Deed by causing it to be recorded in the Official Records of the County of Los Angeles, State of California and immediately upon recording delivering to Purchaser a conformed copy of the Grant Deed; (2) an original of the Bill of Sale; (3) an original of the Certificate of Non-Foreign Status; (4) an original of the Assignment, (5) an original of the Assignment of Lease; and (6) an original of the Post-Closing Escrow Agreement.

(ii) Deliver to Seller: (1) the Purchase Price, after satisfying the Closing costs, prorations and adjustments and any broker commission to be paid by Seller pursuant to Sections 12, 14, and 17, respectively, (2) an original of the Bill of Sale; (3) an original of the Assignment; (4) an original of the Assignment of Lease; and (5) an original of the Post-Closing Escrow Agreement.

(iii) Deliver to Purchaser: any funds deposited by Purchaser, and any interest earned thereon, in excess of the amount required to be paid by Purchaser hereunder.

(iv) Deliver the Title Policy issued by Title Company to Purchaser.

(d) Application of Seller’s Proceeds. Seller hereby instructs Escrow Holder: (i) to deduct from the Purchase Price all costs to be paid by Seller herein, the amount of the brokerage commission to be paid by Seller pursuant to Section 17 (as approved in writing by Seller), Seller’s share of the prorations herein; and (ii) to deliver to Seller, promptly after the Closing, the remainder of the Purchase Price due to Seller. By separate instructions to Escrow Agent, Seller may direct the manner and payees of any funds due Seller.

(e) Real Estate Reporting Person. Escrow Agent is designated the “real estate reporting person” for purposes of section 6045 of Title 26 of the United States Code and Treasury Regulation 1.6045-4 and any instructions or settlement statement prepared by Escrow Agent shall so provide. Upon the consummation of the transaction contemplated by this Agreement, Escrow Agent shall file Form 1099 information return and send the statement to Seller as required under the aforementioned statute and regulation.

19.	TAX-DEFERRED EXCHANGE COOPERATION.

(a) Seller Exchange. Seller may elect to exchange the Property for other property in a transaction qualifying under Internal Revenue Code section 1031. Purchaser and Seller agree that Seller has a right to effectuate a tax-deferred exchange within the meaning of section 1031 of all or any portion of the Property and that Purchaser will reasonably cooperate with Seller to effectuate such exchange. If Seller effectuates an exchange under section 1031, title to the Property will be transferred to Purchaser by an accommodation party as if title had been transferred to Purchaser directly from Seller. Upon designation of an accommodation party, and upon the accommodation party’s written assumption of Seller’s obligation, the accommodation party shall be substituted for Seller in the escrow as Seller of the Property and all other required performance under this Agreement. In no event shall Purchaser incur any expense or liability in connection with any Seller exchange and Seller agrees to indemnify, defend, and hold Purchaser harmless for any loss, damage, claim, or liability to the extent arising out of Purchaser’s agreement to permit performance by the accommodation party. Upon designation of an accommodation party, Purchaser shall render performance of all of its obligations to the accommodation party.

(b) Purchaser Exchange. Purchaser may elect to exchange the Property for other property in a transaction qualifying under Internal Revenue Code section 1031. Purchaser and Seller agree that Purchaser has a right to effectuate a tax-deferred exchange within the meaning of section 1031 of all or any portion of the Property and that Seller will reasonably cooperate with Purchaser to effectuate such exchange. If Purchaser effectuates an exchange under section 1031, title to the Property will be transferred to Seller by an accommodation party as if title had been transferred to Seller directly from Purchaser. Upon designation of an accommodation party, and upon the accommodation party’s written assumption of

Purchaser’s obligation, the accommodation party shall be substituted for Purchaser in the escrow as Purchaser of the Property and all other required performance under this Agreement. In no event shall Seller incur any expense or liability in connection with any Purchaser exchange and Purchaser agrees to indemnify, defend, and hold Seller harmless for any loss, damage, claim, or liability to the extent arising out of Seller’s agreement to permit performance by the accommodation party. Upon designation of an accommodation party, Seller shall render performance of all of its obligations to the accommodation party.

20.    DISPUTE RESOLUTION. Controversies or claims between Seller and Purchaser that arise from (i) this Agreement (including any modifications to this Agreement), (ii) any document, agreement, or procedure related to or delivered in connection with this Agreement or the Property, (iii) any violation of this Agreement, or (iv) any claims for damages resulting from any business conducted between Seller and Purchaser, including claims for injury to persons, property, or business interests (torts) (collectively “Arbitrable Disputes”) shall be resolved under this Section 20, which shall survive termination of this Agreement. Wherever this Agreement refers to arbitration as the means of resolving disputes between the parties, the parties agree to follow the procedure described immediately below before commencing arbitration procedures. The filing of a judicial action during the term of this Agreement to enforce the other party’s performance under this Agreement, e.g. for an order of attachment, injunction, or other remedy, shall not constitute a waiver to the filing party’s right or breach of the filing party’s obligation to arbitrate.

(a) Arbitration. Any controversies or claims between Seller and Purchaser that arise from Arbitrable Disputes shall be settled by arbitration in the County of Los Angeles, California, in accordance with the Commercial Arbitration Rules (Rules of the American Arbitration Association (AAA)) if not inconsistent with other provisions of this Agreement, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction. The parties submit to the jurisdiction of the Superior Court of the State of California, County of Los Angeles, for purposes of confirming in any such award and entering judgment. The parties further agree that, despite anything to the contrary that may now or hereafter be contained in the Rules of AAA, this Section 20 shall control.

(b) Appointment. Within ten (10) days after receipt of a notice of arbitration (“Demand”) from the other party, each party shall appoint one person to hear and decide that dispute. The two persons so chosen shall within ten (10) days after their appointment, appoint a third impartial arbitrator, and the final majority decision of the three arbitrators shall be final and conclusive on the parties to this Agreement. Each appointment of an arbitrator shall be deemed complete on delivery by the appointing party of written notice of appointment of that arbitrator to the San Francisco Regional Office of the AAA. If either Seller or Purchaser fails to designate its arbitrator within the specified period after receipt of the Demand, then the arbitrator designated by the other party shall sit as the sole arbitrator and shall be deemed to be the single, mutually approved arbitrator to resolve the Arbitrable Dispute. If the party-appointed arbitrators are unable to appoint an impartial arbitrator, the impartial arbitrator shall be appointed under the Rules of the AAA. If the parties cannot agree on a rate of compensation for the arbitrators, they shall be compensated for their services at a rate to be determined by the AAA. Each Arbitrator appointed by the parties or the Arbitrators or the AAA shall be a retired judge of the Superior Court of the State of California.

(c) Costs. Except as provided in this Section 20(c), each party shall bear its own costs and expenses of arbitration, including, but not limited to, filing fees, attorney’s fees, the fees of the arbitrator appointed by the party, and costs of transcripts, and each party agrees to pay half of the compensation to be paid to the neutral arbitrator in the arbitration. The arbitrators shall not have the power or competence to allocate between the parities in their award any costs, expenses, fees, or share of arbitrators’ compensation.

(d) Written Opinion. The arbitrators shall, on the request of either Seller or Purchaser, issue a written opinion of their findings of fact and conclusions of law. On receipt by the requesting party of this written opinion, the party shall have the right to file with the arbitrators a motion to reconsider, and the arbitrators shall then reconsider the issues raised by the motion and either confirm or change their majority decision, which shall then be final and conclusive on the parties.

(e) Applicability of Code of Civil Procedure. It is specifically contemplated and agreed by the parties that California Code of Civil Procedure Section 1283.05, as it may be amended from time to time, shall be incorporated into, made a part of, and made applicable to the arbitration agreement in this Section 20.

(f) Power of Arbitrators. The arbitrators shall have the authority to issue any judgment or order, including equitable relief, except an order that includes punitive or consequential damages or is otherwise in contravention of the terms and conditions of this Agreement; provided, however, that the arbitrators’ power to provide equitable relief or specific performance shall be limited to disputes in connection with the administration of this Agreement and shall not preclude or restrict implementation of the termination provisions of this Agreement.

(g) Statute of Limitations. For purposes of the statute of limitations, the filing of an arbitration under this Section 20 is the equivalent of the filing of a lawsuit, and any claim or controversy that may be arbitrated under this Section 20 is subject to any applicable statute of limitations and any limitation of time for filing of such action as otherwise set forth in this Agreement. The Arbitrators shall have the authority to decide whether any such claim or controversy is barred by the statute of limitations or limiting provisions of this Agreement, and if so, to dismiss the arbitration on that basis.

(h) Disagreement on Arbitrability. If the parties disagree on whether a dispute is an Arbitrable Dispute, the issue of arbitrability shall be resolved by litigation unless both parties in their sole discretion agree to make the issue of arbitrablility an issue to be decided by the arbitrators under this Section 20.

(i) Statutory Notice. NOTICE: BY INITIALING IN THE SPACE BELOW, YOU ARE AGREEING TO HAVE ANY ARBITRABLE DISPUTE ARISING OUT OF THE MATTER INCLUDED IN THIS “DISPUTE RESOLUTION” PROVISION DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY CALIFORNIA LAW AND YOU ARE GIVING UP ANY RIGHTS YOU MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALING IN THE SPACE BELOW, YOU ARE GIVING UP YOUR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THE “DISPUTE RESOLUTION” PROVISION. IF YOU REFUSE TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, YOU MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE CALIFORNIA CODE OF CIVIL PROCEDURE. YOU AGREEMENT TO THIS ARBITRATION PROVISION IS VOLUNTARY.

THE UNDERSIGNED HAVE READ AND UNDERSTOOD THE FORGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE “DISPUTE RESOLUTION” PROVISION TO BINDING NEUTRAL ARBITRATION.

Seller’s initials:                          Purchaser’s initials:

21.	MISCELLANEOUS.

(a) Integration. This Agreement is the entire Agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether oral or written, between the parties with respect to the matters contained in this Agreement. Except as provided in this Agreement, neither of the parties has relied upon any oral or written representation or oral or written information given by any representative of the other party.

(b) Modification; Waiver. Any waiver, modification, consent or acquiescence with respect to any provision of this Agreement shall be set forth in writing and duly executed by or on behalf of the party to be bound thereby. No waiver by any party of any breach hereunder shall be deemed a waiver of any other or subsequent breach.

(c) Counterparts; Facsimile/Electronic Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Agreement attached thereto. A facsimile or electronic signature on this Agreement shall be binding as an original.

(d) Time of Essence. Time is of the essence in the performance of and compliance with each of the provisions and conditions of this Agreement.

(e) Notice. Any communication, notice or demand of any kind whatsoever which either party may be required or may desire to give to or serve upon the other shall be in writing and delivered by personal service (including express or courier service), by electronic communication, whether by telex, telegram, email or telecopy, or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

Purchaser:	c/o Griffin Capital
2121 Rosecrans Avenue
Suite 3321
El Segundo California 90245
Attn: Kevin A. Shields/Michael Escalante
Telephone: (310) 606-5900
Telecopy: (310) 606-5910

With a copy to:	c/o Griffin Capital
790 Estate Drive
Suite 180
Deerfield, Illinois 60015
Attn: Mary Higgins, Esq.
Telephone: (847) 267-1180
Telecopy: (847) 334-1269

With a copy to:	Paul, Hastings, Janofsky & Walker LLP
515 South Flower Street
25th Floor
Los Angeles, California 90071
Telephone: (213) 683-6241
Telecopy: (213) 996-3241

Seller:	c/o DCT Industrial Trust
Attn: Jeffrey F. Phelan
23 Corporate Plaza, Suite 120
Newport Beach, CA 92660
Telephone: 949.720-8000

With a copy to:	c/o Panattoni Development Company, Inc.
Attn: Chris Wilson
34 Tesla, Suite 110
Irvine, CA 92618
Telephone: (949) 474-7833
Telecopy: (949) 474-7830

With a copy to:	CVM Law Group
8795 Folsom Blvd., Suite 200
Sacramento, California 95286
Attention: Renee M. von Elten/Peter E. von Elten
Telephone: (916) 381-6171
Telecopy: (916) 381-1109

Escrow Agent:	Chicago Title Insurance Company
700 South Flower, Suite 3305
Los Angeles, California 90017
Attention: Marley Harrill, Escrow Officer
Telephone: (213) 488-4348
Telecopy: (213) 891-0834

Any party may change its address for notice by written notice given to the other in the manner provided in this Section. Any such communication, notice or demand shall be deemed to have been duly given or served on the date personally served, if by personal service, on the date of confirmed dispatch, if by electronic communication, or three (3) days after being placed in the U.S. Mail, if mailed.

(f) Execution of Documents. The parties agree to execute such instructions to Escrow Agent and such other instruments and to do such further acts as may be reasonably necessary to carry out the provisions of this Agreement.

(g) Inducement. The making, execution and delivery of this Agreement by the parties hereto have been induced by no representations, statements, warranties or agreements other than those expressly set forth herein.

(h) Severability. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be valid under applicable law, but, if any provision of this Agreement shall be invalid or prohibited thereunder, such invalidity or prohibition shall be construed as if such invalid or prohibited provision had not been inserted herein and shall not affect the remainder of such provision or the remaining provisions of this Agreement.

(i) Construction; Interpretation. The language in all parts of this Agreement shall be in all cases construed simply according to its fair meaning and not strictly for or against any of the parties hereto. Section headings of this Agreement are solely for convenience of reference and shall not govern the interpretation of any of the provisions of this Agreement. References to “Sections” are to Sections of this Agreement, unless otherwise specifically provided.

(j) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

(k) Attorneys’ Fees. If any action is brought by either party against the other party, relating to or arising out of this Agreement, the transaction described herein or the enforcement hereof, or with respect to a breach of a representation or warranty hereunder, the prevailing party shall be entitled to recover from the other party reasonable attorneys’ fees, costs and expenses incurred in connection with the prosecution or defense of such action. For purposes of this Agreement, the term “attorneys’ fees” or “attorneys’ fees and costs” means the fees and expenses of counsel to the parties hereto, which may include printing, photostating, duplicating and other expenses, air freight charges, and fees billed for law clerks, paralegals and other persons not admitted to the bar but performing services under the supervision of an attorney, and the costs and fees incurred in connection with the enforcement or collection of any judgment obtained in any such proceeding. The provisions of this Section 21(k) shall survive the entry of any judgment, and shall not merge, or be deemed to have merged, into any judgment.

(l) Assignment. This Agreement will be binding upon and inure to the benefit of each of the parties hereto and to their respective transferees, successors, and assigns; provided, however, that neither this Agreement nor any of the rights or obligations of Purchaser hereunder shall be transferred or assigned by Purchaser without the prior written consent of Seller, which consent shall not be unreasonably withheld conditioned or delayed, except to an “affiliate” of Purchaser (i.e., any entity in which Purchaser has a controlling interest) at any time prior to the Closing, whereupon such assignee will succeed to all of the rights and obligations of Purchaser hereunder. Notwithstanding any such assignment, Purchaser shall remain fully liable under the terms and conditions of this Agreement.

(m) Incorporation of Exhibits. The exhibits attached hereto are incorporated herein by reference.

(n) Relationship of Parties. Notwithstanding anything to the contrary contained herein, this Agreement shall not be deemed or construed to make the parties hereto partners or joint venturers, or to render either party liable for any of the debts or obligations of the other, it being the intention of the parties to merely create the relationship of Seller and Purchaser with respect to the Property to be conveyed as contemplated hereby.

(o) No Recordation. This Agreement shall not be recorded or filed in the public land or other public records of any jurisdiction by either party and any attempt to do so may be treated by the other party as a breach of this Agreement.

(p) Confidentiality. Each party agrees that, except as otherwise set forth in this Agreement or provided by law or unless compelled by an order of a court, it shall keep the contents of this Agreement and any information related to the transaction contemplated hereby confidential and further agrees to refrain from generating or participating in any publicity statement, press release, or other public notice regarding this transaction without the prior written consent of the other party unless required under applicable law or by a court order. Notwithstanding the foregoing, Purchaser or Seller may provide such confidential information to its lenders, consultants, attorneys, accountants and investors in connection with this Agreement (provided that such party shall instruct the aforesaid parties to maintain the confidentiality of such information). The provisions of this Section 21(p) shall survive the Closing or any termination of this Agreement and shall not be merged into any instrument or conveyance delivered at the Closing. This Section 21(p) shall cease to apply upon the Closing of the purchase and sale contemplated by this Agreement.

(q) Broker Not Third-Party Beneficiary. Seller and Purchaser agree that it is their specific intent that no broker shall be a party to or a third-party beneficiary of this Agreement or the escrow; and further that the consent of a broker shall not be necessary to any notice, agreement, amendment, or document with respect to the transaction contemplated by this Agreement.

(r) Non-Business Days. If any of the dates specified in this Agreement shall fall on a Saturday, a Sunday, or a holiday, then the date of such action shall be deemed to be extended to the next business day. A Business Day shall be deemed to end at 5:00PM Pacific Daylight Time.

(s) Liability of Seller. Purchaser acknowledges and agrees that the liability of Seller under this Agreement shall be limited in the manner set forth in this Agreement and in no event shall the members, partners, shareholders, officers, directors, employees, or owners of Seller have any personal liability, for any breach of this Agreement by Seller, including without limitation, any personal liability on Jeffrey Phelan in connection with the Seller’s representations and warranties set forth in Section 6 of this Agreement, and any judgments against Seller shall be satisfied solely out of the assets of Seller.

(t) Indemnification. Seller hereby agrees to indemnify Purchaser against and hold Purchaser harmless from any and all claims, actions, costs, liability, loss, damage or expense, including, without limitation, reasonable attorneys’ fees, resulting from events originating or relating to the period before the date of the Closing. Purchaser hereby agrees to indemnify Seller against and hold Seller harmless from any and all claims, actions, costs, liability, loss, damage or expense, including, without limitation, reasonable attorneys’ fees, resulting from events originating or relating to the period on or after the date of the Closing.

(u) No Marketing of the Property. From and after the date of this Agreement, the Seller shall cease to further market the Property for sale and shall not solicit, negotiate and hold any other third party offers tendered in a letter of intent form and in a back up position subject to this Agreement.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

PURCHASER:

THE GC NET LEASE (SYLMAR) INVESTORS, LLC

By:	/s/ Michael J. Escalante
Name:	Michael J. Escalante
Its:	Chief Investment Officer

SELLER:

SYLMAR CJP PROJECT, LLC, a California limited liability company

By:	AAP DEVELOPMENT CA, LLC a California limited liability company, Manager

	By:	/s/ Adon A. Panattoni Adon A. Panattoni, Sole Member

CJCJS, LLC, a California limited liability company

By:	/s/ Jeffrey F. Phelan
Jeffrey F. Phelan, Its Manager

AGREED TO THIS 7th DAY OF JULY, 2010, AS TO PROVISIONS RELATING TO ESCROW AGENT:

CHICAGO TITLE INSURANCE COMPANY

By:	/s/ Scott M. Green
Scott M. Green Its Authorized Signatory